[EXECUTION COPY]

                 ASSET PURCHASE AGREEMENT              Exhibit 2.1

     THIS ASSET PURCHASE AGREEMENT is entered into as of April 25, 2003, by and between THEMIS COMPUTER, a California corporation (the "Buyer"), and PACKETPORT.COM, INC., a Nevada corporation (the "Seller").

                             RECITALS

     A. Seller is engaged, among other things, in the business of designing, developing, manufacturing, selling, licensing, distributing and supporting certain products and applications listed on Schedule 1 attached hereto (the items listed on Schedule 1 are collectively referred to herein as the "Products" and Seller's business of designing, developing, manufacturing, selling, licensing, distributing and supporting the Products is referred to herein as the "SCO Business").

     B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, (i) all intellectual property rights and assets used or held for use by Seller in the SCO Business, (ii) certain tangible personal property, including equipment, used or held for use by Seller in the conduct of the SCO Business, and (iii) certain other rights, properties and assets used or held for use by Seller in the conduct of the SCO Business, all on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, Buyer and Seller hereby agree as follows:

     1.   Purchase and Sale of Assets.

           1.1 Acquired Assets. Subject to the representations and warranties of the parties hereto and the terms and conditions herein stated, on the Closing Date (as defined herein), Seller shall sell and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to all of the tangible and intangible properties, assets and rights listed below, and wherever such properties, rights and assets may be located (collectively, the "Acquired Assets"):

               1.1.1 Tangible Personal Property. All of Seller's ownership or lessee interest in the equipment, computer hardware and computer software media, machinery, prototypes, engineering and pre-engineering models and components and other tangible personal property identified on Schedule 1.1.1 attached hereto (collectively, the "Tangible Personal Property");

               1.1.2 Intellectual Property. All of the Intellectual Property listed on Schedule 1.1.2 attached hereto;

               1.1.3 Contracts. All of Seller's interest in and rights under the contracts, licenses, arrangements, understandings and purchase orders identified in Schedule 1.1.3 attached hereto (collectively, the "Contracts");

               1.1.4 Claims, Etc. Claims and causes of action, matured or unmatured, absolute or contingent, relating to or arising out of or in connection with or relating to the Acquired Assets, including without limitation all of Seller's rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of the Intellectual Property and the Contracts;

               1.1.5 Books and Records. All books, records, information, plans and business records relating to or maintained by Seller as part of or with respect to the Acquired Assets and the business conducted by Seller with the Acquired Assets (collectively, the "Books and Records"), (ii) all business records relating to customers, licensees, suppliers, data providers, computer equipment providers and service providers, (iii) all written warranties, manuals and similar documents relating to the Tangible Personal Property and
(iv) all price lists, sales literature, marketing and sales information and materials. The Books and Records shall not include minute book and stock records or, except as otherwise agreed by Seller and Buyer, employee records.

           1.2 Excluded Assets. The Acquired Assets shall not include any of the assets, properties or rights of Seller's business listed in Schedule 1.2 attached hereto, including without limitation Seller's business relating to its Integrated Access Device and Softphone products (the "IAD and Softphone Products") (collectively, the "Excluded Assets").

           1.3 Assumption of Certain Liabilities. At the Closing, Buyer shall assume or pay and discharge only (i) the executory obligations of Seller under the Contracts, except to the extent any such obligations arise out of or result from Seller's breach of or default in its obligations under the Contracts prior to the Closing and (ii) the liabilities and obligations, if any, which are specifically identified on Scheduled 1.3 attached hereto (collectively, the "Assumed Liabilities").

           1.4 Liabilities Not Assumed. Notwithstanding anything in this Agreement and except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay or discharge any debts, obligations or other liabilities of Seller of any kind or description, whether matured or unmatured, whether absolute or contingent, whether known or unknown, whenever arising and whether or not related to the SCO Business, the Acquired Assets or the Products, including without limitation any and all liabilities and obligations arising out of or relating to any Excluded Assets (collectively, the "Excluded Liabilities"). Without limiting the generality of the foregoing, the following liabilities, obligations, costs and expenses shall be Excluded Liabilities and shall remain the liabilities, obligations and responsibilities of Seller:

               1.4.1 Third Party Claims. Except as otherwise expressly set forth herein, any claim made by any third party at any time (i) relating to or arising out of (1) the SCO Business (i.e., the business conducted by Seller with the Acquired Assets prior to the Closing, as described in Recital A above); (2) the ownership or use of the Acquired Assets by Seller prior to the Closing or (3) any Products or related services sold, shipped, distributed or licensed by Seller prior to the Closing, or (ii) arising out of any act or omission of Seller prior to the Closing based on any alleged tort, breach of contract, proprietary rights infringement, default in performance, breach of warranty, product defect or any other cause, together with any liabilities, obligations, costs or expenses arising out of or relating to any such claim.

               1.4.2 Debt. Any liability for indebtedness of Seller to banks, financial institutions, shareholders, affiliates or other persons with respect to borrowed money and including any interest payable in respect thereof.

               1.4.3 Tax Liabilities. Any liability or obligation of Seller for Taxes (as defined herein), including without limitation any liability or obligation of Seller for sales, transfer or similar taxes attributable to this Agreement and any liability or obligation of Seller for any income, sales, withholding, excise, ad valorem, employee-related or other taxes (including any income or similar tax measured by any gain derived by Seller from the purchase and sale provided for in this Agreement), and any interest or penalties on any taxes.

               1.4.4 Employee Claims. Any liability or obligation of Seller to any of its employees, including without limitation any employees of Seller who become employees of Buyer at or after the Closing, or to any other person for salary, bonuses, commissions, sick pay, vacation pay, severance payments or other compensation or benefits of any kind with respect to work or services performed prior to the Closing or with respect to the termination by Seller of employees or any such other person prior to or after the Closing, regardless of when said claim or liability is asserted.

               1.4.5 Intellectual Property Infringement. Any claim against or liability of Seller arising out of or in any way connected with any infringement of any intellectual property or proprietary rights of third parties arising out of the conduct of the SCO Business or the ownership of the Acquired Assets prior to the Closing, regardless of when said claim or liability is asserted.

               1.4.6 Product Warranty and Liability Claims. Except as expressly provided herein, any product warranty or liability claims and any support obligations of Seller relating to the Products or the SCO Business operated by Seller prior to the Closing, regardless of when said claims or obligations are asserted.

               1.4.7 Litigation. Any liability of Seller for any claim, complaint, action, suit, proceeding, arbitration or litigation (pending, threatened, contingent or otherwise) arising out of any acts, omissions or conditions that occurred prior to the Closing, regardless of when said claim or liability is asserted and regardless of whether such claim or liability relates to the SCO Business, the Acquired Assets or the Products.

               1.4.8 Environmental Hazards. Any liability or obligation with respect to any and all environmental hazards, toxic clean-up or environmental reclamation at the site(s) of Seller's SCO Business, regardless of when said liability or obligation is asserted.

               1.4.9 Contracts. Any liabilities or obligations of Seller, regardless of when said liabilities or obligations are asserted, arising (i) out of any breach or default on the part of Seller prior to the Closing under any Contract or (ii) under or in connection with any "Other Contract" (as defined herein).

               1.4.10 Tort and Product Claims. Any claims against Seller, regardless of when said claims are asserted, for (i) injury to or death of persons (including without limitation any workers' compensation claims) occurring prior to the Closing or (ii) damages to or destruction of property prior to the Closing.

               1.4.11 Violations of Law. Any liability or obligation arising out of violations of law by Seller prior to the Closing, regardless of when said liability or obligation is asserted.

     2.    Purchase Price; Nonrefundable Deposit .

           2.1 Purchase Price. The "Purchase Price" for the Acquired Assets shall be Nine Hundred Fifteen Thousand Dollars ($915,000), consisting of (i) Eight Hundred Ninety Thousand Dollars ($890,000) payable by Buyer on the Closing Date by wire transfer to an account designated by Seller not less than three business days prior to the Closing Date (the "Closing Payment") and (ii) Twenty-Five Thousand Dollars ($25,000) payable in accordance with Section 2.2 hereof.

           2.2 Nonrefundable Deposit. On the date of execution of this Agreement and in consideration of the agreements of Seller hereunder, Buyer shall pay to Seller, by check (or by wire transfer if requested by Seller and provided Seller provides wire transfer instructions to Buyer at least three business days prior to such execution date), the nonrefundable cash amount of Twenty-Five Thousand Dollars ($25,000).

           2.3 Earn-Out Payments. Following the Closing and as additional consideration for the Acquired Assets, Buyer shall pay to Seller certain payments based on the Net Revenues of Buyer during the Earn-Out Period (the "Earn-Out Payments") at the times and in the manner provided in Schedule 2.2 attached hereto.

           2.4 License Agreement. At the Closing and pursuant to a License Agreement dated as of the Closing Date between Buyer and Seller in the form of Exhibit A attached hereto (the "License Agreement"), Buyer shall grant to Seller a license to certain of the Products and shall agree to provide to Seller the technical support provided for therein.

     3. Closing Date . The closing ("Closing") shall take place on May 2, 2003 at the offices of Bryan Cave LLP, 120 Broadway, Suite 300, Santa Monica, California 90401, or at such other mutually agreeable time and date as may be agreed between the parties. The date of the Closing shall be referred to herein as the "Closing Date," and the Closing shall be deemed effective as of the opening of business on the Closing Date.

     4. Personal Property Taxes; Sales and Transfer Taxes . All personal property taxes in respect of the Acquired Assets assessed for periods before the Closing Date shall be paid by the Seller, notwithstanding that payment of such personal property taxes may be due after the Closing Date. All personal property taxes assessed in respect of the Acquired Assets for periods on or after the Closing Date shall be paid by Buyer. Any such taxes assessed for a period which begins prior to and ends after the Closing shall be apportioned ratably between Buyer and Seller. Any sales, transfer or similar taxes payable as a result of the purchase and sale of the Acquired Assets under this Agreement shall be paid by Seller.

     5. Representations and Warranties of Seller . Seller represents and warrants that each of the following (i) is true and correct on the date hereof, (ii) shall be true and correct on the Closing Date and (iii) shall be unaffected by any investigation heretofore or hereafter made by Buyer:

           5.1 Existence and Qualification; Binding Obligations.

               5.1.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified as a foreign corporation in, and in good standing under the laws of, the State of Connecticut.

               5.1.2 Seller has the corporate power to execute and deliver this Agreement and the documents contemplated hereby and to carry out the transactions hereunder and thereunder contemplated. The execution, delivery and performance of this Agreement and the documents contemplated hereby will not violate or breach any provision of any mortgage, trust indenture, lien, lease, agreement, instrument, order, judgment, law, statute, regulation, ordinance, decree or other restriction of any kind or character to which Seller is subject or by which any properties, rights or assets of Seller are bound. This Agreement and the documents contemplated hereby have been duly authorized by the Seller and have been executed and delivered by, and are valid, binding and enforceable in accordance with their terms against, Seller, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

           5.2 Business Locations and Business Names. Seller's principal place of business is 587 Connecticut Avenue, Norwalk, Connecticut 06854 and is the only location at which Seller currently conducts the SCO Business. Seller has not conducted the SCO Business under any name other than "PACKETPORT.COM, INC." or "LINKON CORPORATION."

           5.3 Authority. Seller has completed all actions and procedures, corporate and otherwise, and has obtained all consents or other authorizations necessary or proper to authorize the transactions contemplated hereunder and to enable Seller to perform all of its obligations hereunder.

           5.4 Litigation. There are no judgments, suits, actions or proceedings pending in any court of record against Seller which relate to the Acquired Assets, the Products or the business conducted by Seller with the Acquired Assets or which, even if they do not relate to the Acquired Assets, the Products or such business, would adversely affect the Acquired Assets in any manner after the Closing. To Seller's knowledge, there also are no such threatened suits, actions or proceedings against Seller.

           5.5 No Warranty Claims. There are no product warranty claims pending or threatened against Seller with respect to the Products.

           5.6 Title. Seller has good and marketable title to all of the Acquired Assets, and good and marketable title in all of the Acquired Assets will be transferred to Buyer at the Closing free of all liens, claims, encumbrances and restrictions. None of the Acquired Assets is leased from a third party.

           5.7 No Restrictions. Seller has no right, claim or agreement pertaining to the employees or consultants of Seller which would affect the right of Buyer to employ or retain such employees or consultants, and Seller recognizes and agrees that Buyer may employ such employees or consultants but shall have no obligation under this Agreement or otherwise to do so.

           5.8 Taxes.

               5.8.1 Seller has complied with all Obligations (as hereinafter defined) relating to Taxes arising out of, affecting or attributable to the SCO Business or the Acquired Assets. Any noncompliance by Seller with such Obligations will not adversely affect Buyer. Seller has not received any notice of deficiency or assessment regarding such Taxes from any governmental authority and there are no proposed, threatened, or actual assessments, audits, examinations or disputes as to such Taxes currently pending. Seller has not executed or requested any waiver of any statute of limitations, or any extensions of the period for, the collection or assessment of any such Tax.

               5.8.2 The Acquired Assets are not, and will not be, subject to any encumbrances arising out of any unpaid Taxes of Seller, and there are no grounds for the assertion or assessment of any Encumbrances against the Acquired Assets in respect of any Taxes. The transactions contemplated by this Agreement will not give rise to the creation of any encumbrances against any of the Acquired Assets in respect of any Taxes or the assertion of any additional Taxes against the Acquired Assets. For avoidance of doubt and not by way of limitation, the term "encumbrance" includes any claim against Buyer for Taxes claimed to be due from Seller under any law or regulation imposing transferee, purchaser or successor liability for Taxes of a seller or predecessor in business.

               5.8.3 For purposes of this Agreement:

                (i) "Tax" and "Taxes" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

                (ii) "Obligations" means and includes (i) timely filing with the appropriate taxing authority of Returns (as hereinafter defined) which are accurate and complete in all material respects;
 (ii) timely, complete and accurate provision of information under any law or regulation relating to information returns, statements or schedules and (iii) timely payment of Taxes for which Seller is liable through the date hereof, whether directly, as a result of a duty to withhold, collect, and/or transmit Taxes imposed on other persons, as a member of a consolidated or combined group of corporations, as a transferee or successor, or in any other manner.

           5.9 Contracts. Seller has delivered to Buyer prior to the date hereof accurate and complete copies of all Contracts and of all other agreements, leases, licenses and other agreements which affect or pertain to the Acquired Assets, the SCO Business or the Licensed Products (collectively, the "Other Contracts"). Seller is not in breach of or in default under any of the Contracts, and no claim has been made by any other party to any of the Contracts that such Contract is not binding and in full force and effect or that Seller is in breach of or default under such Agreement, and there is no basis on which such claim could reasonably be made. To Seller's knowledge, no other party to any of the Contracts is in breach of or default under such Contract. Attached hereto as Schedule 5.9 is a list of all Other Contracts currently in effect. As of the Closing and except as expressly set forth in
Schedule 5.9, (i) none of the Other Contracts shall affect or pertain to the Acquired Assets or the Licensed Products and, without limiting the generality of the foregoing, none of the Other Contracts shall grant to any parties any rights in or with respect to the Acquired Assets or the Licensed Products or obligate Seller to perform any obligations with respect thereto and (ii) Seller shall have delivered to Buyer evidence that each such Other Contract does not affect or pertain to the Acquired Assets or, if so indicated on
Schedule 5.9, that such Other Contracts has been terminated prior to or as of the Closing.

           5.10 No Conflicts or Required Approvals. Neither the sale, transfer, assignment or delivery of the Acquired Assets by Seller to Buyer, the execution and delivery by Seller of this Agreement or any Ancillary Agreement nor the performance by Seller of its obligations hereunder or thereunder does or will (i) conflict with or result in any violation of any provision of the articles of incorporation or bylaws of Seller, (ii) conflict with or result in any violation of or constitute a breach of or default under or result in acceleration of any obligation under or termination of any provision of any indenture, evidence of indebtedness or other contract, lease, license, franchise, permit, instrument or agreement to which Seller is a party or by which Seller is bound, (iii) result in the creation of any lien or other encumbrance upon any of the Acquired Assets, (iv) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against or binding upon Seller, (v) constitute a violation by Seller of any applicable law, statute, ordinance, rule or regulation, or
(vi) require Seller to obtain any consent, approval, authorization or action of, or to make any filing with or give any notice to any governmental or regulatory body, agency, or other federal, state or local authority.

           5.11 Intellectual Property.

               5.11.1     Definition.  The "Intellectual Property" listed on
Schedule 1.1.2 attached hereto includes all:

                (i) tangible works of authorship, copyrights, copyrighted works, mask works, and any renewal rights, applications and registrations therefor;

                (ii) computer software, programs, firmware and the like (including both source and object code form);

                (iii) each and every invention, conception, discovery, improvement, design, process, method, formula, apparatus, schematic, item of technology, data manufacturing process, supplier list, trade secret, know-how, and all other tangible or intangible proprietary information and materials;

                (iv) all license and other rights in any third party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including, without limitation, the types of intellectual property and tangible and intangible proprietary information described above; and

                (v) all rights to any and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect to any of the foregoing including, without limitation, the right to sue and the damages and payments for past, present and future infringement, misappropriation and/or dilution of any of the foregoing;

               (vi) patents, patent applications, including any and all provisional, divisional, continuing, continuation, continuation-in-part, reissue, reexamination, and foreign counterpart applications, renewals, extensions and the like; and

                (vii) trademarks, service marks, trade dress, trade names, corporate names, fictitious business names, domain names, trade styles, logos, product designations, and any other business identifier, any and all goodwill associated therewith, any and all applications and registrations therefor, and any and all renewals and extensions thereof;

which Seller owns and/or otherwise has any right, title or interest in, to or under and that are being used in, have been used in and/or are currently under development for use in the Products.

               5.11.2 Intellectual Property Representation and Warranties. Except as indicated on Schedule 5.11.2, Seller represents and warrants that:

                (i)       Identification of Intellectual Property.
 Schedule 1.1.2 contains a true, complete and accurate list of all items of Intellectual Property, and accurately identifies, where appropriate, one or more of the following, by country, for each item of the Intellectual Property: title or mark, patent or registration number, application filing number and date, patent or registration issue date, and licensor, license date and licensed subject matter.

                (ii) Title. Seller has good and marketable title to and owns all worldwide right, title, and interest in, to and under the Intellectual Property. All of the Intellectual Property, the right to exploit and use all or any part of the Intellectual Property, and the right to transfer, convey, assign and license any of the Intellectual Property, are free and clear of all royalty and other obligations, security interests, liens and encumbrances, of any kind or nature. No individual or entity other than Seller possesses any current or contingent rights to any of the Intellectual Property (including, without limitation, through any escrow account). Seller has made no commitment, agreement, license or understanding, verbally or in writing, to any other party for the use of the Intellectual Property after the date of this Agreement. Seller has secured from all persons who are not employees and who have created any portion of, or otherwise have any rights in or to, the Intellectual Property, valid enforceable written assignments or licenses to any such intellectual property or other rights to Seller.

                (iii) Validity of Intellectual Property. The Intellectual Property is valid and enforceable and encompasses all proprietary rights used or held for use by Seller or necessary for the conduct of the SCO Business as presently conducted or proposed to be conducted.

                (iv) Protection of Intellectual Property. Seller has taken all actions necessary to maintain, protect and defend the Intellectual Property owned by Seller, and the owners of any Intellectual Property licensed to Seller have taken all actions necessary to maintain, protect and defend the Intellectual Property subject to such licenses.

                (v) Claims against Intellectual Property. There has been no claim made against Seller asserting the invalidity, misuse or unenforceability of any of the Intellectual Property or challenging Seller's right to use, transfer, or ownership of, any of the Intellectual Property, and there are no grounds for any such claim or challenge. Seller is not aware of any infringement, misappropriation or dilution of any of the Intellectual Property or of any claims, or facts raising a likelihood, of infringement, misappropriation or dilution. No loss of any of the Intellectual Property is threatened, pending or reasonably foreseeable. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the Intellectual Property or the rights associated therewith.

                (vi) Freedom to Operate. The use of any of the Acquired Assets by Seller, including without limitation the use of any or all of the Acquired Assets by Seller in the manufacture, use, licensing, sale and/or provision of products and/or services of the SCO Business by Seller, has not infringed or misappropriated, and does not infringe or misappropriate, any intellectual property or proprietary right of any other individual or entity. The use, reproduction, modification, distribution, licensing, sublicensing, sale or any other exercise of rights in any Intellectual Property or any other authorized exercise of rights in or to the Intellectual Property by Seller or its licensees does not infringe or misappropriate any intellectual property or proprietary right of any other individual or entity. Seller owns or has the right to use all Intellectual Property necessary (i) to use, manufacture, market and distribute the Products and to provide the related services previously or currently provided by Seller to other parties (collectively, the "Customer Deliverables") and (ii) to operate Seller's internal systems that are material to the operations of Seller pertaining to the Acquired Assets, including without limitation, computer hardware systems, software applications and embedded systems (collectively, the "Internal Systems"). No third party has rights to the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables. Each item of Intellectual Property will be owned or available for use by Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing and Buyer shall have no obligation to pay any fees, royalties or other amounts at any time in respect of such Intellectual Property. There has been no claim or notice, or written threat thereof, received by Seller alleging any such infringement, violation or misappropriation, and Seller has provided to Buyer complete and accurate copies of all written documentation in the possession of the Seller relating to any such complaint, claim, notice or threat. Seller has provided to Buyer complete and accurate copies of all written documentation in Seller's possession relating to claims or disputes known to Seller concerning any Intellectual Property. Seller has not entered into any agreement under which the Seller is restricted, and is not otherwise restricted, (i) from selling, licensing, providing or otherwise distributing any Products or related services to any class or type of customers or through any type of channel in any geographic area or during any period of time, or (ii) from combining, incorporating, embedding or bundling or allowing others to combine, incorporate, embed or bundle any of its Products or related services with those of another party.

                (vii) Software. The Seller owns or has the right to use the source code for all of the software included within the Acquired Assets (collectively, the "Software"), and the Seller's current employees are capable of maintaining and upgrading all Software applications. Seller has not disclosed the source code for any of the Software or other confidential information constituting, embodied in or pertaining to the Software to any individual or entity, and Seller has taken reasonable measure to prevent disclosure of such source code. The Customer Deliverables and the Internal Systems are free from defects or programming errors and conform to the written documentation and specifications therefor. The Software does not contain or transmit any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms are commonly used in the computer software industry), or other software routines designed to permit unauthorized access, to disable or erase software or data, or to perform any other similar type of functions. No government funding or university or college facilities were used in the development of the Software.

                (viii) Employment Agreements. Seller has obtained from each employee who performs or has performed services as part of the SCO Business or relating to the Acquired Assets a written agreement under which such employee is obligated to disclose and transfer to the Seller, without the receipt by such employee of any value therefor (other than normal salary or compensation, all of which has been paid to such employees), any inventions, developments and discoveries which during the period of employment with the Seller he or she makes or conceives of either solely or jointly with others that relate to any subject matter with which his or her work for the Seller may be concerned, or relate to or are connected with the SCO Business, the Acquired Assets or the Products or related services of Seller, or involve the use of the Seller's time, material or facilities. Seller has not engaged any third party consultants to perform services as part of or in connection with the development or improvement of the Intellectual Property.

                (ix) Trade Secrets and Confidential Information. The Seller has obtained legally binding written agreements from all employees and third parties with whom the Seller has shared confidential and proprietary information of the SCO Business or relating to the SCO Business (i) of the Seller, or (ii) received from others which the Seller is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential and contain all appropriate restrictions on the use of such information by such employees or third parties. The Seller is not aware that any of employee of Seller is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with his or her duties to Seller or that would conflict with the SCO Business of the Seller.

           5.12 Absence of Certain Changes. Since October 31, 2002 and except as set forth in Schedule 5.12, Seller has diligently conducted the operations of the SCO Business in accordance with its ordinary and usual course of business and consistent with past practice and has not done (or other than by this Agreement agreed to do) any of the following:

               5.12.1 incurred any indebtedness, obligation or liability (contingent or otherwise) except (i) normal trade obligations and normal and ordinary items incurred in the ordinary course of the SCO Business and
(ii) obligations under contracts, agreements and leases entered into in the ordinary course of the SCO Business, all of which have been disclosed to Buyer;

               5.12.2 discharged or satisfied any lien or other encumbrance or paid any obligation or liability (fixed or contingent) of the SCO Business, except in the ordinary course of the SCO Business or as required by the terms thereof;

               5.12.3 mortgaged, pledged or subjected to any encumbrance, any assets, properties or rights included in the Acquired Assets;

               5.12.4 sold, assigned, transferred, conveyed, leased or otherwise disposed of any of the assets, properties or rights of the SCO Business, except for fair consideration in the ordinary course of the SCO Business;

               5.12.5 canceled or compromised any debt or claim of the SCO Business other than in the ordinary course of business;

               5.12.6 waived or released any rights relating to the Acquired Assets;

               5.12.7 transferred, granted, disposed of or permitted to lapse any rights with respect to any Intellectual Property, or sold licensed or transferred any of its Intellectual Property other than in the ordinary course of the SCO Business and consistent with past practice;

               5.12.8 suffered any casualty loss or damage to the Acquired Assets, whether or not covered by insurance;

               5.12.9 entered into any other transaction, contract or commitment with respect to the SCO Business other than in the ordinary course of the SCO Business;

               5.12.10 experienced any material adverse change, or any occurrence or event which is reasonably likely to result in such a change or in any material adverse effect, in the Acquired Assets or the SCO Business; or

               5.12.11 agreed, whether in writing or otherwise, to take any action described in this Section.

           5.13 Employee Matters; Employee Benefits.

               5.13.1 Seller has complied in all material respects with all applicable laws and regulations relating to employment matters and practices (collectively, "Employment Laws"), including, without limitation, fair labor standards, wage and hour requirements, collective bargaining laws, employment discrimination, affirmative action, withholding and other tax laws relating to employment, and occupational health and safety requirements which relate, directly or indirectly, to the Acquired Assets or the SCO Business. There are no claims or controversies pending or, to the best knowledge of Seller, threatened, between Seller, on the one hand, and any of its current or former employees on the other hand, which relate, directly or indirectly, to the Acquired Assets or the SCO Business. Seller is not labile for arrears or wages, benefits, taxes, damages or penalties for failing to comply with Employment Laws with respect to the SCO Business or the current or former employees of that business.

               5.13.2 From and after the Closing, Buyer shall not have any obligations or liabilities to individuals, governmental authorities or others arising out of or as a result of Seller's employment or termination of any current or former employees of Seller prior to or after the Closing, including, without limitation, any obligations or liabilities relating to compensation, benefits, fringe benefits, retirement and profit-sharing plans, deferred compensation, bonus, incentive and life insurance plans, health, welfare and disability plans, and other employment-related or benefit-related obligations under local, state or feral law (including without limitation the Employee Retirement Income Security Act of 1974, as amended). Seller has no liability or obligation to provide life, medical or other welfare benefits to former or retired employees of the SCO Business, other than under COBRA, and Seller has at all times complied in all respects with the applicable COBRA continuation requirements for its welfare benefit plans and with any applicable state statutes mandating health insurance coverage.

               5.13.3 The consummation of the transactions contemplated by this Agreement, other than by reason of actions taken by Buyer following the Closing, will not entitle any current or former Seller employee whose employment relates or related, directly or indirectly, to the Acquired Assets or the SCO Business to severance pay, unemployment compensation or any other payment, or accelerate the time of payment or vesting, or increase the amount of any compensation due to any such current or former Seller employees.

           5.14 Real Property. Seller owns no real property. The Acquired Assets are all located at the principal offices of Seller as described in
Section 5.2 hereof.

           5.15 Tangible Personal Property. The Tangible Personal Property included in the Acquired Assets is free and clear of all encumbrances of any kind or nature, other than the interest of lessors in any such property leased by Seller, all of which interests have been disclosed by Seller to Buyer hereunder. All such property is in good operating condition and repair, normal wear and tear excepted, and is fit for its intended purpose. All leases of such personal property are in full force and effect and constitute valid agreements enforceable in accordance with their terms, and no event has occurred which with notice or lapse of time or both would result in a default thereunder.

           5.16 Permits and Licenses. There are no governmental permits, licenses, approvals or authorizations required for the ownership and use of the Acquired Assets.

           5.17 Compliance with Laws. The SCO Business and the operations of Seller in connection therewith have at all relevant times been and are being conducted in accordance and in compliance with all applicable laws, rules and regulations and Seller is in material compliance with all such laws, rules and regulations with respect to the Acquired Assets. Seller is not in violation of, or in default under, any term or provision of its articles of incorporation or bylaws, each as amended to date, or of any lien, indenture, mortgage, lease, agreement, instrument, commitment or other arrangement relating to or affecting the SCO Business or the Acquired Assets.

           5.18 Insurance. All policies of fire, liability, workers' compensation and other forms of insurance owned or held by Seller with respect to the SCO Business or the Acquired Assets are in full force and effect and are maintained with financially sound and reputable insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which Seller is a party; are valid and outstanding policies; provide insurance coverage of the type and in amounts customarily carried by persons or entities conducting businesses or owning assets similar in type and size to the SCO Business and the Acquired Assets. There have been no claims made for insurance payment under any of the policies with respect to the SCO Business or the Acquired Assets.

           5.19 SCO Books and Records. The SCO Books and Records comprise all papers and records (in paper or electronic format), other than the Excluded Assets and other than minute books and stock records, financial statement records and employee records, comprising, relating to or necessary for the operation of the SCO Business or the Acquired Assets. The SCO Books and Records are true and correct and accurately reflect in all material respects the status of the SCO Business and the Acquired Assets.

           5.20 Sufficiency of Acquired Assets. The Acquired Assets include all of the intellectual property and intellectual property rights that are used or held for use by Seller in, or are necessary for, the conduct of the SCO Business, and the Tangible Personal Property includes all equipment and other tangible personal property that is used or held for use by Seller in or that is necessary for the conduct of the SCO Business. The Acquired Assets are sufficient for Buyer to conduct the SCO Business immediately following the Closing in substantially the same manner as the SCO Business is currently conducted by Seller.

           5.21 Environmental, Health and Safety Laws. With respect to the Acquired Assets and except to the extent that any noncompliance by Seller would adversely impact Buyer, the Acquired Assets or Buyer's use of the Acquired Assets, Seller is in full compliance with all terms and conditions of any required permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Seller is not aware of, nor has Seller received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which (i) may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste and (ii) adversely impact or may adversely impact Buyer, the Acquired Assets or Buyer's use of the Acquired Assets.

           5.22 Absence of Unlawful Payments. Neither Seller nor any director, officer, agent, employee, stockholder or other person acting on behalf of Seller, has (i) used any corporate funds or any other funds in connection with the SCO Business for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable law or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

           5.23 Reliance. The foregoing representations and warranties are made by Seller with the knowledge and expectation that Buyer is placing, and is entitled to place, complete reliance thereon, notwithstanding any independent investigations conducted by or on behalf of Buyer with respect to the SCO Business or the Acquired Assets.

           5.24 No Brokers. Seller has not hired or employed, and is not obligated to pay a fee to, any broker, finder or similar agent or representative, or any other third party, in connection with the transaction contemplated by this Agreement.

           5.25 Full Disclosure. No representation or warranty of the Seller in this Agreement or in any certificate to be furnished by the Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading. There is no fact which has not been disclosed in writing to Buyer which could reasonably be expected to have an adverse effect on the Acquired Assets.

           5.26 No Other Product or Service Warranties. Seller has made no oral or written representations or warranties to third parties with respect to the Products or related services of the SCO Business other than as set forth in the standard form(s) of Seller warranties attached hereto as Schedule 5.26 and other than to the third parties identified in said Schedule 5.26. This
Section 5.26 is not intended to refer to any representations of Seller to Buyer under this Agreement.

           5.27 Consideration. Seller agrees that the consideration being received from Buyer pursuant to this Agreement for the Acquired Assets was negotiated between the parties on an arms'-length basis, that the consideration is fair to Seller and its creditors and stockholders, and that this Agreement is not being entered into, and the transactions provided for herein are not being consummated, by Seller with the intent to delay or defraud the creditors or stockholders of Seller.

     6. Representations and Warranties of Buyer . Buyer represents and warrants that each of the following (i) is true and correct on the date hereof, (ii) will be true and correct on the Closing Date and (iii) shall be unaffected by an investigation heretofore or hereafter made by the Seller:

           6.1 Existence and Qualification; Binding Obligations. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power to execute and deliver this Agreement and the License Agreement and to carry out the transactions hereunder and thereunder contemplated. The Buyer's execution and delivery of this Agreement and the License Agreement and consummation of the transactions required hereby and thereby will not violate any provision of any mortgage, trust indenture, lien, lease, agreement, instrument, order, judgment, law, statute, regulation, ordinance, decree or other restriction of any kind or character to which Buyer is subject or by which its property is bound. This Agreement and the License Agreement have been duly authorized, executed and delivered by Buyer and are valid, binding and enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity of at law.

           6.2 Authority. The Buyer has completed all actions and procedures, corporate and otherwise, and has obtained all consents or other authorizations necessary or proper to authorize the transactions contemplated hereunder and to enable Buyer to perform all of its obligations hereunder.

     7.    Certain Additional Covenants.

           7.1 Maintenance of the Acquired Assets Pending the Closing Date. Seller covenants and agrees that with respect to the Acquired Assets and the SCO Business from the date hereof to the Closing Date:

               7.1.1 Seller will not take any action or fail to take any action that will adversely affect the Acquired Assets or the SCO Business or threaten the Acquired Assets or the SCO Business in any way.

               7.1.2 The Seller will not enter into any contract or commitment or engage in any transaction affecting the Acquired Assets or the SCO Business or Seller's right, title, or interest therein which is not in the usual and ordinary course of the SCO Business and consistent with past practices and which has not first been disclosed to Buyer in writing.

               7.1.3 The Acquired Assets will be used, operated and maintained in a manner consistent with past practices.

               7.1.4 The Seller will use commercially reasonable best efforts (without making any commitments on behalf of Buyer) to preserve for Buyer the present relationships with the customers of Seller and others having business relations with Seller relating to the SCO Business or any of the Acquired Assets.

               7.1.5 The Seller will duly comply with all applicable laws to the extent required for the sale and transfer of the Acquired Assets and the performance of all other acts and things contemplated by this Agreement.

               7.1.6 Seller will cause all of the Acquired Assets to be insured against all ordinary and insurable risks and will operate, maintain and repair all of the Acquired Assets in a careful, prudent and efficient manner.

           7.2 [INTENTIONALLY OMITTED]

           7.3 Full Access. Throughout the period prior to the Closing, Seller shall provide to Buyer and its representatives, including without limitation the Appraiser (as defined herein): (i) access, during normal business hours and upon reasonable notice, to all books, records, contracts, financial and operating data, properties and assets of or relating to the SCO Business or the Acquired Assets, including without limitation intellectual property, proprietary rights, proprietary technologies and source codes, and
(ii) subject to Seller's prior consent, which consent shall not be unreasonably withheld, the reasonable opportunity to consult with employees, customers, suppliers and consultants of the SCO Business concerning the Acquired Assets and the SCO Business. At Seller's reasonable request, Seller may participate in any such Buyer consultations. Any examination and investigation by Buyer of Seller, the SCO Business and/or the Acquired Assets prior to, on or after the date of this Agreement shall not affect the representations and warranties of Seller contained in this Agreement or any remedy available to Buyer with respect to any breach thereof.

           7.4 Covenant Not to Compete.

               7.4.1 As an inducement to Buyer to enter into this Agreement and in consideration of the payments, promises and representations of Buyer under this Agreement, Seller agrees, for the benefit of Buyer, that for a period of three years following the Closing Date but not including any business activities of Seller or any "Seller Affiliate" (as such term is defined in the License Agreement) under and in accordance with the terms of the License Agreement (which activities shall be expressly permitted from and after the Closing for so long as the License Agreement is in effect), neither Seller nor any of its "Affiliates" (as defined herein and including, without limitation, all Seller Affiliates), successors or assigns will develop any software technology that competes with or is related to the Acquired Assets except for business solutions developed from the public API. Seller specifically acknowledges and agrees that the foregoing covenant is commercially reasonable and is reasonably necessary to protect the interest Buyer will acquire in the Acquired Assets hereunder. The foregoing covenant will not prohibit (i) any exercise by Seller or any Seller Affiliate, anywhere in the world, of any rights granted to Seller under the License Agreement in accordance with the terms thereof or (ii) Seller from designing, developing, producing, marketing, licensing selling or distributing its IAD and Softphone Products anywhere in the world. For purposes of this Agreement, an "Affiliate" of Seller shall mean any person or entity directly or indirectly controlling, controlled by or under common control with such entity and, for purposes of this definition, the term "controlling," "is controlled by," or "is under common control with" shall mean the ownership and control, direct or indirect, of more than 10% of the outstanding voting interests of such person or entity.

               7.4.2 It is expressly understood and agreed that although Seller and Buyer consider the restrictions contained in this Section to be reasonable in the context in which made, if a final judicial determination is made that the time, territory, scope or any other restriction contained in this Section is unreasonable or otherwise unenforceable, neither this Agreement nor the provisions of this Section shall be rendered void, but shall be deemed amended to such other extent as such court may judicially determine or indicate to be reasonable, and as so modified, the restrictions contained in this Section shall be binding and enforceable.

           7.5 No Solicitation.

               7.5.1 During the three-year period following the Closing
Date and except for any exercise by Seller or any Seller Affiliate of Seller's rights under the License Agreement in accordance with the terms thereof, neither Seller nor any Affiliate (including without limitation Seller Affiliates) shall in any manner, directly or indirectly, solicit, raid, interfere with, induce or contact, or attempt to solicit, raid, interfere with, induce or contact, (a) any person or entity that is a customer of Buyer's SCO Business to terminate or alter its customer relationship with Buyer's SCO Business or to become a customer of any other person or entity for the purpose of obtaining Competitive Products or (b) any person or entity that is a licensee, licensor, distributor or supplier of or developer for Buyer's SCO Business to terminate its relationship with Buyer's SCO Business or to become a licensee, licensor, distributor, supplier of or developer for any other person or entity that designs, develops, produces, licenses, sells or distributes Competitive Products. The foregoing restriction shall not apply with respect to (1) activities of Seller as part of its IAD and Softphone Business and/or its relationship with any persons or entities (including without limitation with Wizcom UK Ltd., EcsNet, S.r.L., PacketPort.com "BB Group," Colo Central Corporation, Flow-Line Communications Ltd. and NewChip,
SrL) in the course of Seller's exercise of its rights under and in accordance with the terms of the License Agreement or (2) Seller's recommending, specifying or installing third party Competitive Products as part of Seller's business that does not otherwise violate the restrictions in this Article 7 or the terms and conditions of the License Agreement. For purposes of this Agreement, "Competitive Products" (i) shall mean products, services or technology which is competitive with the products, services or technology of the business conducted by Buyer with the Acquired Assets after the Closing ("Buyer's SCO Business"), including without limitation products and services under design or development by Seller as of the Closing Date although not yet commercialized or not generally available and (ii) shall include without limitation, any SIP gateway, class 5 feature set, unified messaging or network management products, services or technology for use with any of the products, services of technology of Buyer's SCO Business.

               7.5.2 For a period of two years following the Closing Date, neither Seller nor any of its Affiliates (including without limitation Seller Affiliates), successors or assigns will seek to entice, induce or in any manner influence any employee to leave his or her employment with Buyer or not accept employment with Buyer.

           7.6 Confidential Information.

               7.6.1 "Confidential Information" shall mean (i) any information disclosed by a party, including present employees, third party contractors or agents of that party (the "Disclosing Party"), to the other party (the "Receiving Party") and which such Disclosing Party has marked as confidential or has otherwise identified as being confidential or, if disclosed verbally, which such Disclosing Party has indicated is confidential; provided, however, that Confidential Information shall exclude information that the Receiving Party can demonstrate: (i) was independently developed by the Receiving Party without any use of or reference to the Disclosing Party's confidential information; (ii) becomes known to the Receiving Party, without restriction, from a source (other than the Disclosing Party) that had a right to disclose it without breach of this Agreement or any other contractual obligation; (iii) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the Receiving Party; or
(iv) was rightfully known to the Receiving Party, without restriction, at the time of disclosure; and provided further, that after the Closing, confidential information that has been disclosed by Seller relating to the SCO Business, the Acquired Assets or the Assumed Liabilities shall be deemed the confidential information of Buyer for purposes of this Agreement.

               7.6.2 The Receiving Party shall treat as confidential all of the Disclosing Party's Confidential Information. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care which it uses to prevent the disclosure or improper or illegal use of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure or improper or unauthorized use of the Disclosing Party's Confidential Information. In the event either party is required to disclose the other party's Confidential Information pursuant to applicable law or regulation, or the order or requirement of a governmental entity, the party required to disclose such information shall provide prompt notice thereof to the other party to allow such party the opportunity to obtain a protective order or similar protection.

               7.6.3 From and after the Closing, the provisions of this
Section 7.6 shall not apply to or restrict in any manner Buyer's use of any Confidential Information of Seller that relates to any of the Acquired Assets, the Assumed Liabilities or the SCO Business.

           7.7 Remedies. Seller hereby acknowledges that the SCO Business is unique and that Buyer and its successors and assigns will suffer irreparable and continuing harm to the extent that any of the foregoing covenants is breached and that legal remedies would be inadequate in the event of any such breach. Accordingly, Seller agrees that, in the event of a breach of any of the covenants contained in this Article 7, Buyer shall, in addition to any other rights and remedies available under law and in equity, have the right and remedy to have the provisions of this Article 7 specifically enforced by any court having jurisdiction.

           7.8 Tax Matters.

               7.8.1 Seller will report as part of its federal, state and other Tax returns and reports of Seller the transactions and results of the operations of the SCO Business and the Acquired Assets up to the Closing, and Seller shall pay any and all Taxes attributable thereto. Seller shall also pay and be responsible for any and all sales, transfer and similar Taxes arising out of the purchase and sale of the Acquired Assets hereunder.

               7.8.2 Buyer will report as part of its federal, state and other Tax returns and reports of Buyer the transactions and results of the operations of the Buyer's SCO Business and the Acquired Assets after the Closing, and Buyer shall pay any and all Taxes attributable thereto.

               7.8.3 To the extent any payment of Taxes made by Seller or Buyer is attributable to the Acquired Assets and is made for a taxable period commencing prior to Closing and ending thereafter, the non-paying party shall promptly reimburse the paying party upon receipt of a copy of the filed Tax return to the extent any payment made by such paying party relates to that portion of the taxable period ending on or before or on or after, as applicable, the Closing Date, which amount shall be determined and prorated on a per diem basis; provided, however, that in no event shall the non-paying party be responsible for any penalties, interest or the like resulting from any failure by the paying party to timely or correctly file any such Tax returns.

               7.8.4 Each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax return or the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to the Acquired Assets and any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax returns, or the conduct of any audit or examination, or other proceeding relating to Taxes and/or the Acquired Assets. Seller shall retain all documents, including prior years' Tax returns, supporting work schedules and other records or information with respect to all sales, use and employment Tax returns and shall not destroy or otherwise dispose of any such records for six years after the Closing without the prior written consent of Buyer.

           7.9 Notification of Certain Matters. Seller shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any representation or warranty of the Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (ii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller under this Agreement, (iii) any material claims, actions, proceedings or investigations commenced or threatened, involving or affecting, directly or indirectly, all or any of the Acquired Assets, and (iv) any material adverse change in the condition (financial or otherwise), operations, prospects, assets or liabilities of the SCO Business or the occurrence of an event known to the Seller which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change.

           7.10 Payments Received. Seller and Buyer each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsement (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts.

           7.11 SCO Business Inquiries. For a period of six months after the Closing, Seller shall promptly forward to Buyer any orders for goods or services, and any business inquiries, received by Seller or any affiliate of Seller, to the extent such orders or inquiries are for products or services associated with the Acquired Assets (other than inquiries which relate to Seller's exercise of its rights under and in accordance with the terms of the License Agreement), including but not limited to orders and business inquiries received through employees, distributors and sales representatives and whether received by mail, by email, by telephone, by fax or by any other means.

           7.12 Employee Matters.

               7.12.1 Seller acknowledges that Buyer prior to the Closing may offer at-will employment to certain employees of the SCO Business whose
names are set forth on Schedule 7.12.1 (the "Offered Employees").   Seller
will encourage the Offered Employees to accept the offers of employment with Buyer and will not take any action to discourage the Offered Employees from accepting such offers. Seller further agrees that, effective as of the Closing, the employment of all Offered Employees who have accepted employment with Buyer shall be deemed terminated as of the Closing, provided that any and all agreements with Seller or its affiliates concerning confidentiality, assignment of works and nonsolicitation shall remain in full force and effect and shall survive the termination of each such person's employment with Seller in accordance with the terms thereof and, to the extent appropriate, shall be assigned to Buyer. None of the confidentiality and use restrictions set forth in any such agreements shall be deemed to restrict any such persons' disclosure or use of information in the course of their employment by Buyer and in accordance with the terms and conditions of their employment by Buyer.

               7.12.2 As of the Closing, Seller shall pay to all Offered Employees who accept employment with Buyer as of the Closing any and all liabilities relating to or arising out of their employment with Seller prior to the Closing or the termination of that employment, including without limitation any payments and benefits due to such Continuing Employees as accrued salary, vacation pay, bonus, commissions, reimbursable business expenses or other forms of compensation.

               7.12.3 Seller agrees that Seller shall be responsible for the payment of all compensation and employment and employment termination liabilities and obligations due to any employees of the SCO Business arising out of or in connection with the employees' employment with Seller or the termination thereof.

               7.12.4 Seller shall retain and be solely responsible for all liabilities arising under, resulting from or relating to the benefit plans of Seller or Seller's employment or termination of its employees (including employees of the SCO Business), whether incurred before, on or after the Closing (collectively, "Benefits Liabilities"), including without limitation all Benefits Liabilities to Offered Employees who become employees of Buyer at the Closing and to all employees of the SCO Business who are not hired by Buyer as part of the transactions contemplated hereby. Buyer shall not be responsible for any such Benefits Liabilities.

               7.12.5 Nothing in this Section shall be construed to entitle any Offered Employee to continue his or her employment with Buyer for any period of time.

           7.13 Payment of Unassumed Liabilities; Third Party Claims. Following the Closing, Seller shall timely pay or otherwise cause to be timely discharged, without cost or expense to Buyer, each and every liability and obligation of Seller incurred prior to the Closing (or to which Seller becomes subject after the Closing if such liability or obligation arises out of Seller's use of the Acquired Assets prior to the Closing) that (i) relates, directly or indirectly, to the Acquired Assets; (ii) is not expressly assumed or discharged by Buyer pursuant to this Agreement; and (iii) if not so paid or discharged, would adversely affect Buyer's ownership or use of the Acquired
Assets after the Closing.   In the event that Seller in good faith disputes
any such liability or in the event any third party makes any claim covered by
Section 1.4.1 hereof, Seller shall act diligently and in good faith to resolve or contest such matter and, in the interest, among other things, of preserving the goodwill, business reputation and/or prospects acquired by Buyer hereunder, Seller shall resolve such claim in a reasonable manner so as not to adversely affect the Buyer Business or the Acquired Assets. In the event that Seller does not act diligently and in good faith to resolve or contest such dispute or claim, Buyer may, in the interest of preserving the goodwill, business reputation or prospects acquired by Buyer hereunder, resolve such dispute or claim in any reasonable manner, provided that nothing contained in this Section or contained elsewhere in this Agreement shall be construed as obligating Buyer to resolve any such dispute or claim and Buyer's election to act or not act shall be in Buyer's sole discretion. Seller shall be liable to Buyer for all costs reasonably incurred by Buyer in resolving any such dispute or claim. No action taken by or election not to act by Buyer under this Section shall be construed as: (a) an assumption by Buyer of any liability for third party claims or any other liability whatsoever; (b) a waiver of any of Buyer's rights under this Agreement (including, but not limited to, any right to indemnity); or (c) a release of Seller from any warranty or obligation of indemnity.

           7.14 Consents. Seller and Buyer shall each use its commercially reasonable efforts to obtain, or cause to be obtained, at the earliest practicable date and prior to the Closing Date, all consents of all third parties and governmental authorities (and shall make all required filings with governmental authorities) necessary to authorize, approve or permit the full and complete consummation of all the transactions contemplated hereby, including without limitation the transfer and assignment to Buyer of the Acquired Assets, including, without limitation, the rights under the Contracts included therein. In the event Seller cannot, after using commercially reasonable efforts, obtain any third party consent required for the assignment or transfer of any Acquired Assets, Seller shall, if requested by Buyer and provided Buyer elects to consummate the purchase of the Acquired Assets hereunder notwithstanding the lack of such consent, use commercially reasonable efforts to establish an arrangement reasonably satisfactory to Buyer under which Buyer would obtain, after Closing, the benefits of such rights or under which Seller would enforce or obtain for the benefit of Buyer any and all claims, rights and benefits of Seller thereunder.

           7.15 Third Party Consents. With respect to any Contract, including without limitation any software license agreement, for which any consent by or notification or payment to any third party is necessary in order to assign or otherwise transfer the Contract to Buyer at the Closing, Seller shall take or cause to be taken, at Seller's sole cost and expense, such actions and make such payments as may be required to cause the Contract to be assigned or otherwise transferred to Buyer at the Closing. If required by the third party, Seller shall obtain, at its sole cost and expense, a novation thereof to Buyer that shall cause Buyer to be entitled to obtain all rights under the Contract. In the event that any required consent or novation has not been obtained prior to Closing, Seller shall thereafter, at its sole cost and expense, (i) expeditiously cause such novation or consent to be obtained;
(ii) hold the Contract in trust from the Closing Date until the appropriate consent or novation is obtained and (iii) establish an arrangement reasonably satisfactory to Buyer under which Buyer will obtain, after Closing, the claims, rights and benefits of the Contract and will assume the corresponding liabilities and obligation thereunder in accordance with this Agreement.

           7.16 Additional Assets. Buyer shall also purchase from Seller, and Seller shall sell, transfer and assign to Buyer, at the Closing, all of the personal property assets listed on Schedule 7.16 attached hereto (collectively, the "Additional Assets"). Buyer shall pay to Seller at the Closing, by check or wire transfer in the manner provided in Section 2.1 hereof, the purchase price of Ten Thousand Dollars ($10,000) for the Additional Assets, which payment shall be in addition to the Closing Payment.

           7.17 Covenants Regarding Syrinx and Microphase.

               7.17.1 Syrinx Judgment Lien. Prior to the Closing, Seller shall arrange for the satisfaction and removal of, or in the event such satisfaction and removal has already occurred, shall obtain reasonably satisfactory evidence of the satisfaction and removal of, that certain judgment lien of Syrinx Speech Systems Pty. Ltd. as evidenced by the Certificate of Judgment Lien on Personal Property, No. CV-99-0358989S, filed in the Superior Court, Judicial District of Fairfield, Bridgeport, Connecticut, on August 6, 1999, in the amount of $802,500.

               7.17.2 Microphase Corporation. Prior to the Closing, Seller shall obtain the written consent of Microphase Corporation, a creditor of Seller, to the sale of the Acquired Assets to Buyer as provided herein. Such consent shall be in a form that is reasonably satisfactory to Buyer and shall include, without limitation, Microphase's agreement not to (1) challenge Buyer's right, title and interest in or to the Acquired Assets following the Closing or (2) claim any right, title or interest in or to the Acquired Assets or Buyer's SCO Business following the Closing.

           7.18 Use of Office Space and Equipment.

               7.18.1 Seller agrees to sublease to Buyer the space currently occupied and used by the Offered Employees (the "Office Space") in its existing condition, subject to the terms, covenants and conditions set forth in this Section 7.18. The Office Space shall specifically consist of
(i) the office currently occupied and used by James Linley and Anthony Hoyt,
(ii) the office currently occupied and used by Anna Linley and (iii) the space currently occupied and used by Xiaoxi Weng. All of the Office Space is located at Seller's premises at 587 Connecticut Avenue, Norwalk, Connecticut 06854 (the "Premises"). Seller acknowledges and agrees that Buyer shall occupy and use the Office Space following the Closing for the conduct of Buyer's SCO Business and for other uses reasonably relating to such activities. The term of the sublease shall commence on the Closing Date and shall expire at the close of business on the date that is five business days following Buyer's notice to Seller of termination of the sublease; provided, however, that the sublease shall in any event terminate 30 days after the Closing unless the parties have otherwise agreed in writing. Buyer shall pay to Seller as rent for the Office Space the amount of $200 per day on a full gross service basis, and Buyer shall in no event be liable for any taxes, insurance, common area maintenance expenses or utilities charged against or allocable to the Office Space or for any other charges, costs or expenses payable by Seller under Seller's lease with its lessor (the "Master Lease"), it being the express agreement of Buyer and Seller that the fixed rent includes all of such costs, charges and expenses including, without limitation, charges relating to janitorial, security, telephone and Internet services, all of which shall be provided to the Office Space during the term of the sublease. Buyer shall not be responsible or liable for any maintenance, upkeep, repair or replacement of any part of the Office Space, all of which shall be and remain the responsibility of Seller and/or its lessor, excluding only the repair of any damage to the Office Space resulting from the actions of Buyer. During the term of the sublease, Seller shall maintain in effect all insurance required to be maintained by Seller under the Master Lease. Each of Buyer and Seller shall indemnify the other and save the other harmless from and against all liability, loss, costs, damages and expenses (including attorneys' fees) suffered by such other party as a consequence of any act or omission caused by the indemnifying party, its agents, contractors, employees or invitees and, in the case of Seller, Seller's breach of or default under the Master Lease.

               7.18.2 Use of Seller's Laboratory and Equipment. Seller agrees that during the term of the sublease, Buyer shall be entitled to use, at no additional charge, (i) the photocopy machine, fax machine, server, workstations, router, firewall, CSU/DSU and switch located at the Seller's premises as of the date of this Agreement and (ii) as reasonably necessary or appropriate for the conduct of Buyer's SCO Business, the laboratory facilities located at the Premises. Buyer shall also be permitted to use, during the term of the sublease and at no additional charge, any assets of Seller that were used by the Offered Employees prior to the Closing and that are not being acquired by Buyer hereunder.

           7.19 Other Contracts. Seller shall terminate or amend each of the Other Contracts so that, as of the Closing, none of the Other Contracts (i) grants to any parties any rights in or with respect to the Acquired Assets or the Licensed Products or (ii) obligates Seller to perform any obligations relating thereto, provided that if so indicated on Schedule 5.9 with respect to any Other Contract, Seller shall be obligated to terminate rather than amend the Other Contract. Seller shall also deliver to Buyer prior to or at the Closing evidence reasonably satisfactory to Buyer that all amendments and terminations required under this Section 7.19 have been effected.

     8. Conditions Precedent to Buyer's Obligations . Each and every obligation of Buyer to be performed in connection with the Closing on the Closing Date shall be subject to the satisfaction of the following conditions:

           8.1 Representations and Warranties True as of the Closing Date. The representations and warranties made by the Seller in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

           8.2 No Change. Neither the Acquired Assets nor the SCO Business shall have been adversely affected or threatened to be adversely affected in any significant way.

           8.3 Compliance with Agreement. The Seller shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with it prior to or on the Closing Date.

           8.4 Opinion of Counsel for the Seller. The Buyer shall have received from Wilson and Barrows, Ltd. a written opinion, dated as of the Closing Date, addressed to Buyer, in the form attached as Exhibit B hereto.

           8.5 Third Party Consents. Seller shall have delivered to Buyer written consents to assignment of any third parties to the Contracts, if required by the terms thereof.

           8.6 Release of Liens. Seller shall have delivered to Buyer the written release, in the form and substance satisfactory to Buyer and its counsel, of any Encumbrances relating to or affecting the Acquired Assets, including, without limitation, evidence in such form as shall reasonably be satisfactory to Buyer of the satisfaction of the Syrinx Judgment Lien.

           8.7 Approval of this Agreement. This Agreement and the transactions contemplated hereby shall have been approved by Seller's Board of Directors in accordance with all applicable requirements of law and the articles of incorporation and bylaws of Seller, and Seller shall have delivered evidence, in a form reasonably satisfactory to Buyer and its legal counsel, of the taking of such actions by Seller's Board of Directors.

           8.8 License Agreement. The Seller shall have executed and delivered to Buyer the License Agreement.

           8.9 General Assignment, Assumption Agreement and Bill of Sale. Seller shall have executed and delivered to Buyer a General Assignment, Assumption Agreement and Bill of Sale in the form of Exhibit C attached hereto.

           8.10 Satisfactory Due Diligence Results. Buyer shall have completed to its satisfaction, as determined by Buyer in its sole discretion, such additional due diligence investigation of the Acquired Assets as Buyer may reasonably deem necessary or appropriate, and the results of such investigation shall be satisfactory to Buyer, as determined by Buyer in its sole discretion.

           8.11 Certificate of Seller. Buyer shall have received a certificate, validly executed by an executive officer of Seller for and on its behalf, to the effect that:

                (i) All representations and warranties made by Seller in this Agreement were true and correct on the date of this Agreement and are true and correct on and as of the Closing Date.

                (ii) All obligations under this Agreement to be performed or complied with by Seller prior to or on the Closing Date have been so performed or complied with.

           8.12 Certificate of Secretary of Seller. Buyer shall have received a certificate, validly executed by the Secretary or an Assistant Secretary of Seller, certifying as to (i) the terms and effectiveness of the articles of incorporation and the bylaws of Seller, (ii) the valid adoption of resolutions of the Board of Directors of Seller approving this Agreement and the consummation of the transactions contemplated hereby and (iii) the incumbency of the officers executing this Agreement or any of the ancillary agreements to which Seller is a party.

           8.13 Fairness Opinion. Buyer shall have received a fairness opinion, satisfactory to Buyer in its sole discretion, from a third party appraiser (the "Appraiser").

           8.14 Data Connection Limited. Seller shall have paid to Data Connections Limited, or shall pay to Data Connections concurrently with the Closing, all amounts owed as of such date by Seller to Data Connections Limited and, in the event such amounts are paid prior to the Closing, Seller shall provide evidence to Buyer of such payment.

           8.15 Other Contracts. Seller shall have delivered to Buyer evidence, in form and substance reasonably satisfactory to Buyer, that the Other Contracts have been amended or terminated as required by Section 7.19 hereof.

     9. Conditions Precedent to the Seller's Obligations . Each and every obligation of the Seller to be performed on the Closing Date shall be subject to the satisfaction of the following conditions:

           9.1 Representations and Warranties True as of the Closing Date.
The representations and warranties made by Buyer in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

           9.2 License Agreement. The Buyer shall have executed and delivered to Seller the License Agreement.

           9.3 General Assignment, Assumption Agreement and Bill of Sale. Buyer shall have executed and delivered to Seller the Assignment and Bill of Sale.

           9.4 Compliance with Agreement. The Buyer shall have performed and complied with all of its other obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

           9.5 Certificate of Buyer. Seller shall have received a certificate, validly executed by an executive officer of Buyer for and on its behalf, to the effect that:

                (i) All representations and warranties made by Buyer in this Agreement were true and correct on the date of this Agreement and are true and correct.

                (ii) All obligations under this Agreement to be performed or complied with by Buyer prior to or on the Closing Date have been so performed or complied with.

           9.6 Certificate of Secretary of Buyer. Seller shall have received a certificate, validly executed by the Secretary or an Assistant Secretary of Buyer, certifying as to (i) the terms and effectiveness of the articles of incorporation and the bylaws of Buyer, (ii) the valid adoption of resolutions of the Board of Directors of Buyer approving this Agreement and the consummation of the transactions contemplated hereby, and (iii) the incumbency of the officers executing this Agreement or any of the ancillary agreements to which Buyer is a party.

     10.   Indemnification and Resolution of Disputes.

           10.1 Indemnification of Buyer. Seller hereby agrees to indemnify and hold Buyer, its affiliates, successors, assigns, and the shareholders, directors, officers, employees, representatives, and agents of each of them (collectively, the "Buyer Indemnified Parties") harmless from, against and in respect of, and waives any claim for contribution or indemnity with respect to, any and all claims, losses, damages, liabilities, expenses or costs, including attorneys' fees and expenses (collectively, "Losses"), plus interest from the date incurred through the date of payment at the prime lending rate as published from time to time in the Wall Street Journal for the applicable period (in all, "Indemnified Losses"), incurred or to be incurred by any of them (a) resulting from or arising out of any breach or violation of the representations, warranties, covenants or agreements of Seller contained in this Agreement, or in any exhibit, statement, schedule, certificate, instrument or document delivered pursuant hereto, including provisions of this Section, (b) resulting from or arising out of, or alleged to result from or arise out of, any liability or obligation not expressly assumed by Buyer hereunder or (c) arising out of the enforcement of this Agreement by Buyer.

           10.2 Indemnification of Seller. Buyer hereby agrees to indemnify and hold Seller, its affiliates, successors, assigns, and the shareholders, directors, officers, employees, representatives, and agents of each of them (collectively, the "Seller Indemnified Parties") harmless from, against and in respect of, and waives any claim for contribution or indemnity with respect to, any and all Indemnified Losses incurred or to be incurred by any of them
(a) resulting from or arising out of any breach or violation of the representations, warranties, covenants or agreements of Buyer contained in this Agreement, or in any exhibit, statement, schedule, certificate, instrument or document delivered pursuant hereto, including provisions of this Section, (b) resulting from or arising out of, or alleged to result from or arise out of, any liability or obligation expressly assumed by Buyer hereunder or (c) arising out of the enforcement of this Agreement by Seller.


           10.3 Set-off Rights. In addition to such other rights, powers and remedies that Buyer may have under law or at equity, Buyer shall be entitled to set-off any amounts owed by the Buyer to the Seller under this Agreement or the License Agreement, including without limitation any Earn-Out Payments owed by Buyer to Seller hereunder, against any amounts owed by Seller to Buyer Indemnified Parties, or any of them, pursuant to this Article 10, provided Buyer determines in good faith that it is entitled to indemnification under this Article 10. In the event of any such set-off, Buyer shall notify Seller in writing of the set-off, which written notice shall specify the amount of the set-off and describe in reasonable detail the basis for the set-off.

           10.4 Participation in Litigation. In the event any suit or other proceeding is initiated against a Buyer Indemnified Party or a Seller Indemnified Party with respect to which Buyer or Seller, as applicable, alleges that the other party hereto may be obligated to indemnify an Indemnified Party hereunder, the indemnifying party shall be entitled to participate in such suit or proceeding, at its expense and by counsel of its choosing, provided that (a) such counsel is reasonably satisfactory to the other party hereto, and (b) the Indemnified Party shall retain primary control over such suit or proceeding. Such counsel shall be afforded access to all information pertinent to the suit or proceeding in question. Buyer shall not settle or otherwise compromise any such suit or proceeding without the prior consent of Seller, which consent shall not be unreasonably withheld.

           10.5 Claims Procedure. In the event from time to time any Indemnified Party believes that it or any other Indemnified Party has or will suffer any Losses for which Seller or Buyer, as applicable (in either case, the "Indemnifying Party"), is obligated to indemnify an Indemnified Party hereunder, Buyer or Seller (or the Buyer Indemnified Party or Seller Indemnified Party, as applicable) shall promptly notify the Indemnifying Party in writing of the matter, specifying therein the reason why the Indemnified Party believes that the Indemnifying Party is or will be obligated to indemnify, the amount, if liquidated, to be indemnified, and the basis on which the Indemnified Party has calculated such amount; if not yet liquidated, the notice shall so state; provided, however, that the right of a person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall pay any amount to be indemnified hereunder not more than five days after receipt of notice from the Indemnified Party of the liquidated amount to be indemnified.

           10.6 Tax Indemnification. In addition to any other indemnification granted herein and notwithstanding the survivability or limits, if any, of any representation contained herein or the absence of any representation herein, Seller agrees to indemnify, defend and hold harmless each of the Buyer Indemnified Parties from and against all loss, liability, including Seller's liability for its own taxes or its liability, if any (for example, by reason of transferee liability or application of Treas. Reg. Section 1.1502-6) for taxes of others, damage or reasonable expense (including but not limited to reasonable attorneys' fees and expenses) (collectively, "Costs") payable with respect to taxes claimed or assessed against any of the Indemnified Parties or the Acquired Assets (i) for any taxable period ending on or before the Closing Date and (ii) for any tax resulting from any breach or violation of the representations, warranties, covenants or agreements of the Seller contained in this Agreement, or in any exhibit, statement, schedule, certificate, instrument or document delivered pursuant hereto, including provisions of this
Section 10. Seller also agrees to indemnify, defend and hold harmless each of the Indemnified Parties from and against any and all Losses sustained in a tax period of such Buyer Indemnified Party ending after the Closing Date arising out of the settlement or other resolution of a proposed tax adjustment which relates to a tax period ending on or before the Closing Date.

     11.   Termination.

           11.1 Right to Terminate.  This Agreement may be terminated:

               11.1.1 at any time prior to the Closing Date by the mutual written consent of the parties hereto;

               11.1.2 on or after May 15, 2003 by Buyer, effectively immediately upon the giving of written notice to Seller, if on such date any of the conditions set forth in Article 8 shall not have been satisfied, unless the reason that the Closing has not occurred results primarily from any breach by Buyer of any of its representations, warranties or covenants under this Agreement;

               11.1.3 on or after May 15, 2003 by Seller, effectively immediately upon the giving of written notice to Buyer, if on such date any of the conditions set forth in Article 9 shall not have been satisfied, unless the reason that the Closing has not occurred results primarily from any breach by Seller of any of its representations, warranties or covenants under this Agreement; and

               11.1.4 at any time prior to the Closing Date by either party, effective immediately upon the giving of written notice to the other party, in the event such other party is in material breach of or default under this Agreement and such breach or default has continued unremedied for a period of ten days after its receipt of written notice thereof from the non-breaching party.

           11.2 Other Remedies Available.  The termination rights under
Section 11.1 shall be in addition to, and not in lieu of, any other legal or equitable remedy which the terminating party may have for or in respect of any breach of the obligations hereunder or failure to satisfy a condition to its obligations hereunder by the other party.

     12.   Miscellaneous.

           12.1 Notice. Any notices given under this Agreement shall be deemed to be effectively given when delivered personally, or sent by a commercial courier that guarantees overnight delivery, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered, or if mailed, two days after the date of mailing, to the address of such Party set forth below (or to such other address as either Party may from time to time specify in writing pursuant to the notice provisions hereof):

     If to the Seller               PacketPort.com, Inc.
                                    587 Connecticut Avenue
                                    Norwalk, CT 06854
                                    Attention:  President


     If to Buyer:                   Themis Computer
                                    3185 Laurelview Court
                                    Fremont, CA  94538
                                    Facsimile:  (510) 490-5529
                                    Attention:  President

     With a copy to:                Bryan Cave LLP
                                    120 Broadway, Suite 300
                                    Santa Monica, CA 90401
                                    Facsimile:  (310) 576-2200
                                    Attention:  Katherine F. Ashton, Esq.

           12.2 Survival of Representations, Warranties, Covenants, Liabilities, and Indemnification. The completion of the sale hereunder shall not terminate any of the covenants, representations, warranties, liabilities or indemnification of the parties under this Agreement, and the same shall continue and survive after the Closing Date.

           12.3 Entire Agreement. This Agreement and the agreements and documents delivered pursuant to this Agreement, including without limitation the License Agreement, supersedes all prior or contemporaneous negotiations or understandings, whether written or oral, between the parties hereto and contains the entire understanding and agreement between them. It may be modified only by a writing duly executed by each of the parties hereto or their permitted successors or assigns.

           12.4 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any rights in, or confer any benefits upon, any person or entity other than Buyer, the Seller and the Indemnified Parties.

           12.5 Successors and Assigns and Counterparts. Neither party may assign this Agreement or any of its rights, duties or obligations hereunder (including without limitation rights and duties of performance) to any third party or entity, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the other party in each instance, except that Buyer may transfer all of its rights, duties and obligations under this Agreement as "Buyer" to any affiliate of Buyer. Any prohibited assignment shall be null and void. This Agreement and all the provisions thereof shall be binding upon and inure to the benefit of each of the parties hereto and, except as otherwise provided herein, their respective legal successors and permitted assigns. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute but one and the same instrument.

           12.6 Governing Law. This Agreement and all rights and obligations of the parties shall be governed, construed and interpreted under and pursuant to the laws of the State of California, without reference to the choice of law rules.

           12.7 Negotiated Transaction. The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by both of the parties hereto, notwithstanding any presumptions at law to the contrary.

           12.8 Further Assurances. The Seller agrees that it shall execute and deliver or cause to be executed and delivered from time to time such instruments, documents, agreements, consents and assurances and take such other actions as Buyer reasonably may require to more effectively convey, transfer to and vest in Buyer and to put Buyer in possession of the Acquired Assets. This Section 12.8 is not intended to, and does not, enlarge Buyer's substantive rights under this Agreement, but is merely intended to ensure that Buyer receives title to and possession of the Acquired Assets that are being sold to Buyer under this Agreement.

           12.9 Professional Fees and Costs. Except as expressly provided herein, the Seller and Buyer shall each bear their own costs in connection with this acquisition, including, but not limited to, attorneys' and accountants' fees, without regard to whether the purchase of Acquired Assets is consummated.

           12.10     Cooperation with Respect to Records.   The Seller agrees
to cooperate to give access to all SCO Business records of Seller that are not included within the Books and Records but to which Buyer may reasonably require access following the Closing. Such records shall be retained for seven years after the Closing Date.

           12.11 Non-Disclosure of Agreement. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, Seller will not disclose or reveal to any third person or entity the terms of or existence of this Agreement, except for such disclosure as may be required by the rules and regulations promulgated by the Securities and Exchange Commission (the "SEC"). At least three business days in advance of any such SEC filing, Seller shall provide any such proposed disclosure to Buyer for its review and comment; provided, however, that if such three-day notice is not reasonably practicable under the circumstances, Seller shall provide notice as soon as practicable prior to the filing and in any event within 24 hours prior to such filing. In the case of notice that is less than three days, Seller shall confirm with the President of Buyer prior to the filing that the President has received such notice.



           [Remainder of page intentionally left blank]

       IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

                               PACKETPORT.COM, INC.


                               By:/s/Ronald A. Durando
                                    Ronald A. Durando,
                                    President


                               THEMIS COMPUTER


                               By:/s/William E. Kehret
                                    William E. Kehret,
                                    President

                        INDEX OF SCHEDULES
Schedule 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . Products
Schedule 1.1.1 . . . . . . . . . . . . . . . . . Tangible Personal Property
Schedule 1.1.2 . . . . . . . . . . . . . . . . . . . .Intellectual Property
Schedule 1.1.3 . . . . . . . . . . . . . . . . . . . . . . . . . .Contracts
Schedule 1.2 . . . . . . . . . . . . . . . . . . . . . . . .Excluded Assets
Schedule 1.3 . . . . . . . . . . . . . . . . . . . . . .Assumed Liabilities
Schedule 2.2 . . . . . . . . . . . . . . . . . . . . . . .Earn-Out Payments
Schedule 5.9 . . . . . . . . . . . . . . . . . . . . . . . .Other Contracts
Schedule 5.11.2 Certain Exceptions to Intellectual Property Representations
Schedule 5.12. . . . . . . . . . . . . . . . . . . . . . . .Certain Changes
Schedule 5.26. . . . . . . . . . . . . . . . . . . . . . . . . . Warranties
Schedule 7.12.1. . . . . . . . . . . . . . . . . . . . . .Offered Employees
Schedule 7.16. . . . . . . . . . . . . . . . . . . . . . .Additional Assets

                        INDEX OF EXHIBITS
Exhibit A. . . . . . . . . . . . . . . . . . . . Form of License Agreement
Exhibit B. . . . . . . . . . . . Form of Opinion of Counsel for the Seller
Exhibit CForm of General Assignment, Assumption Agreement and Bill of Sale

                            EXHIBIT A

                   [Form of License Agreement]

                            EXHIBIT B

           [Form of Legal Opinion of Seller's Counsel]

                            EXHIBIT C

             GENERAL ASSIGNMENT, ASSUMPTION AGREEMENT
                         AND BILL OF SALE

      This General Assignment, Assumption Agreement and Bill of Sale ("Bill of Sale") is entered into pursuant to that certain Asset Purchase Agreement dated as of ___________, 2003 (the "Agreement") between Themis Computer, a California corporation ("Assignee"), and PacketPort.com, Inc., a Nevada corporation ("Assignor"). All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

      Assignor, for valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, hereby transfers, conveys, assigns and delivers to Assignee all of Assignor's right, title and interest in and to the Acquired Assets, including without limitation, (i) the Tangible Personal Property, all as identified on Schedule 1.1.1 attached hereto and incorporated herein by this reference, (ii) the Intellectual Property, all as identified on
Schedule 1.1.2 attached hereto and incorporated herein by this reference,
(iii) the Contracts, all as identified on Schedule 1.1.3 attached hereto and incorporated herein by this reference, (iv) the claims and causes of action, matured or unmatured, absolute or contingent, relating to or arising out of or in connection with or relating to the Acquired Assets, including without limitation all of Assignor's rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of the Intellectual Property and the Contracts, (v) the Books and Records, all business records relating to customers, licensees, suppliers, data providers, computer equipment providers and service providers, all written warranties, manuals and similar documents relating to the Tangible Personal Property, and all price lists, sales literature, marketing and sales information and materials, and (vi) the Additional Assets, all as identified on Schedule 7.16attached hereto and incorporated herein by this reference.
Notwithstanding anything herein to the contrary, this Bill of Sale shall not transfer, convey, assign or deliver to Assignee any right, title or interest in or to the Excluded Assets.

      Assignee hereby assumes and is obligated to pay and discharge only
(i) the executory obligations of Assignor under the Contracts, except to the extent any such obligations arise out of or result from Assignor's breach of or default in its obligations under the Contracts prior to the Closing and
(ii) the liabilities and obligations, if any, which are specifically identified on Scheduled 1.3 attached hereto and incorporated herein by this reference. Except for the Assumed Liabilities, Assignee is not assuming and is not obligated to pay or discharge any debts, obligations or other liabilities of Assignor, including without limitation any of the Excluded Liabilities.

      At any time and from time to time after the date hereof, Assignor shall execute and deliver or cause to be executed and delivered such instruments, documents, agreements, consents and assurances and take such other actions as Assignee reasonably may require to more effectively convey, transfer to and vest in Assignee and to put Assignee in possession of the Acquired Assets.

      This Bill of Sale shall be binding upon and enforceable against Assignor and its successors and permitted assigns and shall inure to the benefit of and be enforceable by Assignee and its successors and permitted assigns. The terms, provisions and conditions of this Bill of Sale may be amended only by agreement in writing of both parties. No waiver of any provision nor consent to any exception to the terms of this Bill of Sale or any agreement contemplated hereby will be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

      No failure on the part of either party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

      This Bill of Sale is executed and delivered pursuant to the Agreement and is subject to the representations, warranties, covenants, terms, conditions and other provisions of the Agreement. All representations, warranties, agreements and indemnities of Assignor with respect to the Acquired Assets set forth in the Agreement will continue in effect as provided therein and will not be deemed to be amended, modified, terminated or superseded by or merged with this Bill of Sale.

      If any provision of this Bill of Sale is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the parties. All other provisions of this Bill of Sale will be deemed valid and enforceable to the extent possible. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      This Bill of Sale may be executed in counterparts, which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

                            *   *   *

      IN WITNESS WHEREOF, the undersigned have executed this General Assignment, Assumption Agreement and Bill of Sale as of the date first set forth above.



                                   Assignor:

                                   PACKETPORT.COM, INC.



                                   By:/s/Ronald A. Durando
                                   Print Name: Ronald A. Durando
                                   Title: President




                                   Assignee:


                                   THEMIS COMPUTER



                                   By:/s/William E. Kehret
                                   Print Name: William E. Kehret
                                   Title: President